EXHIBIT 99.1

SALEM COMMUNICATIONS ANNOUNCES PRICING OF
SENIOR SUBORDINATED NOTES

CAMARILLO, Calif., December 13, 2002-Salem Communications Corporation (Nasdaq: SALM), the leading radio broadcaster focused on religious and family themes programming, announced today that Salem Communications Holding Corporation, a wholly owned subsidiary, has priced an offering of $100 million of 7 3/4% senior subordinated notes due December 15, 2010 at par in a registered offering under its effective shelf registration statement on file with the Securities and Exchange Commission. Salem Communications Holding Corporation expects to use the net proceeds from this offering, together with available cash on hand and borrowings under its credit facility, to redeem up to all of its outstanding 9 1/2% senior subordinated notes due 2007.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful. Deutsche Bank Securities and BNY Capital Markets, Inc. are the underwriters of the offering. Copies of the prospectus supplement and accompanying prospectus relating to the offering may be obtained, when available, from the underwriters.

Salem Communications, headquartered in Camarillo, California, is the leading radio broadcaster focused on religious and family themes programming. The company owns and operates 85 radio stations, including 55 stations in the top 25 markets. In addition to its radio properties, Salem owns the Salem Radio Network, which syndicates talk, news and music programming to over 1,600 affiliated radio stations throughout the United States; Salem Radio Representatives, a national sales force; OnePlace.com and Crosswalk.com, leading Internet providers of Christian focused content; and Salem Publishing, a leading producer of contemporary Christian music trade and consumer publications.

Forward-looking Statements

Statements used in this press release that relate to future plans, events, financial results, prospects or performance are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those anticipated as a result of certain risks and uncertainties, including but not limited to the consummation of the offering, the ability of Salem to close and integrate announced transactions, market acceptance of recently launched station formats, competition in the radio broadcast, Internet and publishing industries and from new technologies, adverse economic conditions, and other risks and uncertainties detailed from time to time in Salem’s periodic reports on Forms 10-K, 10-Q, 8-K and other filings filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Salem undertakes no obligation to update or revise any forward-looking statements to reflect new information, changed circumstances or unanticipated events.

CONTACT: Analyst, Investor and Media — Amanda Strong-Larson of Salem Communications, +1-805-987-0400 ext. 1081, amandas@salem.cc